Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Gatos Silver, Inc.:

We consent to the use of our report dated April 1, 2020, with respect to the combined balance sheets of Los Gatos Joint Venture as of December 31, 2019 and 2018, the related combined statements of loss, owners’ capital, and cash flows for the periods then ended, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
October 30, 2020